Left to Right:

Glen Perry, Stephen Pierce, Dr. Eliezer Kashai

examine the initial logging information

in Zion's mud logging unit, at the Ma'anit-Rehoboth #2 wellsite.

Dear Shareholder and/or Friend of Zion...

This past week, having drilled the Ma'anit-Rehoboth #2 well to an intermediate depth of approximately 15,850 feet and logged the Triassic, our Exploration Manager, Stephen Pierce,

together with other members of Zion's team, has been carefully examining all the various logs.

In February 2005, Stephen was retained as Zion's consulting geologist for the drilling of the Ma’anit #1 well. He joined us on a full time basis in October 2005 and was appointed our Exploration Manager in June 2006.

Before joining Zion, Stephen was a project geologist in the Caribbean as well as a consulting geologist for several onshore and offshore projects in the U.S., the Dominican Republic, Colombia and Guyana.

He was senior geological advisor for Mobil Oil Corporation and worked as a senior geologist for both Superior Oil Co, AMOCO and as a geologist for UNOCAL.

Stephen has both a B.S. and M.S. in geology and holds the title of Professional Geologist in Wyoming and memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

We await the logging analysis results with great interest.

By the way, Stephen is also the author of this book:

All things considered, he certainly seems to be in the right place... and, we believe, at the right time...

Drilling Operations on the Ma'anit-Rehoboth #2 Well

In last week's update, I explained that, late on Tuesday, July 7th, on the final Triassic evaluation logging run, the wireline and tool became 'stuck' in the hole.

The logging tool is over 100 feet long and has a value in excess of $1 million, so the problem required a solution with the highest probability of success and the lowest chance of damage to either the tool or the hole.

Our Drilling Manager, Jerry Carlisle, consulted with our President and Chief Operating Officer, Glen Perry, the Baker Hughes (Baker Atlas) team (who own the tool), the Metsada wireline operators and the Manager of Aladdin's drilling crew. Together, they carefully mapped out the 'fishing procedure' that they would implement to recover the stuck tool.

First, they cut the supporting wireline at the surface and then lowered a guide shoe and “grapple” into the wellbore on drill pipe over the wireline (“stripping and cutting”).  Once the tool was latched, the procedure was repeated in reverse. (“cutting and stripping”).

Fishing takes time... and not a small amount of nervous energy was expended.

Happily, very early in the morning of Monday, July 13th, our Drilling Manager confirmed that the logging tool had been retrieved, was out of the hole and appeared undamaged.

I reported to Zion's Board: "From everything I have heard about this 'problem' all credit is due to Glen and Jerry for the decisions they took to ensure that a potential disaster was averted. It appears to me (an 'untrained eye') that the fishing procedure was handled very professionally."

Drilling Manager, Jerry Carlisle commented: "That's the oil patch for you..."

So this past week, as the Triassic logs were being evaluated, we continued with our drilling program, towards our final target drilling depth, at approximately 18,000 feet in the (deep) Permian geological layer.

To cope with the hard volcanic rock, since resuming normal operations, we will be drilling with this drill bit:

It is a polycrystalline diamond compact (PDC) bit. It is solid metal with no moving parts and has metal cutters that are faced with blanks containing man-made industrial diamonds designed to shear away the rocks to produce cuttings.

It is an expensive bit (and costs approximately $45,000) but can be used for several hundred hours without wearing out.

So, this update finds us 'back on track' with our drilling program and carefully reviewing the information received when we logged the Triassic. However, please be aware that the review process will require many weeks of work, both in Israel and in the U.S.A. In addition, flow testing the well, if warranted, may only happen in a few months time.

I understand that everyone wants to hear our logging results and our conclusions on them 'as soon as possible', but we cannot release information that 'may' be correct - we will only release information that is, to the greatest extent possible, 100% correct.

A wise man once said, "Whatever is decreed cannot be prevented from happening, and whatever is decreed not to happen cannot be made to happen."

I can only ask for your patience and assure you that we are progressing all aspects of our business and, as soon as we can, we will announce the results of the Ma'anit-Rehoboth #2 well.

Exult and shout for joy, O Zion dweller

for the Holy One of Israel is great in your midst.

Isaiah 12:6

Thank you for your continued support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com